UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Glatfelter Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Glatfelter People:

The Company is holding a special shareholder meeting to seek shareholder approval on several proposals related to changes to the Company’s Articles of Incorporation and Bylaws to ensure our governance structure is aligned with market practices and recent U.S. Securities and Exchange Commission (SEC) changes. If you were a shareholder of Glatfelter stock as of September 26, 2022, we ask you to vote your shares on the proposals for this special meeting prior to the meeting date of November 11, 2022. As recommended by the Company’s Board of Directors, we further encourage you to vote FOR all the proposals outlined in the proxy statement.

If you have not already, you will soon receive the proxy statement for the special meeting, which explains the proposals. If you hold Glatfelter shares in your own name as a holder of record with the Company’s transfer agent (Computershare) or in the Company’s 401K plan, you may vote your shares by attending the special meeting on the meeting website (www.virtualshareholdermeeting.com/GLT2022SM) or you can vote by proxy in advance of the special meeting and instruct the proxy holders named in the proxy statement how to vote your shares. You can vote by proxy in three ways as noted below. If voting via phone or Internet, please have your 16-digit Control Number which appears on your voting instruction form readily available:

1.	By telephone at 1-800-690-6903;

2.	Via Internet at www.proxyvote.com; or

3.	By mail by properly completing and signing the proxy card received with the proxy statement and returning it promptly in the provided envelope (no postage required if mailed within the U.S.)

If you are a beneficial owner of Glatfelter shares, meaning your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other holder or record how to vote your shares by following the voting instructions included in the proxy mailing.

If you have any questions about the special shareholder meeting or voting your shares, please contact our investor outreach firm, MacKenzie Partners, at 800-322-2885. Your vote is important so kindly vote your shares by timely submitting your proxy!